EXHIBIT 99.1

Hyperion Therapeutics Announces Third Quarter 2013 Financial Results

UCD Product Portfolio Generates $15.5 Million in Net Sales During the Quarter Including 58 Percent Growth in RAVICTI Sales

SOUTH SAN FRANCISCO, Calif., Nov. 12, 2013 (GLOBE NEWSWIRE) -- Hyperion Therapeutics, Inc. (Nasdaq:HPTX) today reported net revenue of $15.5 million during the third quarter of 2013 which includes sales of its newly approved medication, RAVICTI® (glycerol phenylbutyrate) Oral Liquid and the first full quarter of sales of BUPHENYL® (sodium phenylbutyrate) Tablets and Powder following the company's acquisition of that product.

"We are pleased with the momentum of the Ravicti launch", said Donald J. Santel, president and chief executive officer of Hyperion Therapeutics. "With broad and extensive reimbursement coverage from private and public payers now secured and our robust patient support services, we are ensuring patients have affordable access to both RAVICTI and BUPHENYL, while maintaining a streamlined commercial infrastructure and efficient business."

Third Quarter 2013 Financial Results

Net income as measured under U.S. generally accepted accounting principles ("GAAP") was $0.1 million, or $0.01 earnings per diluted share for the three months ended September 30, 2013, compared with a net loss of $4.9 million, or $0.44 loss per diluted share for the same period of 2012. Adjusted net income was $3.2 million, or $0.15 earnings per diluted share, for the three months ended September 30, 2013, compared with an adjusted net loss of $4.6 million, or $0.41 loss per diluted share. A reconciliation of adjusted net income (loss) to GAAP net income (loss) is provided in the accompanying table below entitled "Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)."

Revenue

During the three months ended September 30, 2013, Hyperion generated net product revenue of $15.5 million from the sale of RAVICTI and BUPHENYL. Net product revenue for the period included $9.8 million in net sales from RAVICTI, a 58 percent increase from second quarter 2013 RAVICTI sales of $6.2 million, and $6.0 million in net sales from BUPHENYL. Net product revenue was partially offset by $0.3 million of co-payment assistance, a program to reduce financial burden for patients for both RAVICTI and BUPHENYL.

Cost of Sales

Total adjusted cost of sales for the three months ended September 30, 2013 was $2.2 million. On a GAAP basis, cost of sales for the three months ended September 30, 2013 was $3.0 million and consisted of RAVICTI product costs of $1.0 million and BUPHENYL product costs of $2.0 million. Cost of sales related to the sales of RAVICTI is not representative of Hyperion's future expectations for this expense as manufacturing related expenses associated with RAVICTI sales during the third quarter of 2013 were recorded to research and development expenses in periods prior to approval. As a result, cost of sales for RAVICTI for the next several quarters is expected to reflect a lower average per unit cost of materials. Cost of sales related to BUPHENYL was higher due to the recording of the step-up value on BUPHENYL inventories acquired from Ucyclyd Pharma, Inc., and is not indicative of future costs of sales.

Operating Expenses

Total adjusted operating expenses increased by $5.2 million to $9.7 million for the three months ended September 30, 2013, compared to $4.5 million for the three months ended September 30, 2012. On a GAAP basis, operating expenses were $12.0 million for the third quarter 2013 compared to $4.8 million for the same period in 2012.

Research and Development (R&D)

Adjusted R&D expenses were $2.3 million for the three month periods ended September 30, 2013 and 2012. On a GAAP basis, R&D expenses were $2.5 million for the third quarter of 2013 compared to $2.4 million for the same period in 2012.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses increased by $5.2 million to $7.4 million for the three months ended September 30, 2013, compared to $2.2 million for the three months ended September 30, 2012. On a GAAP basis, SG&A expenses were $8.6 million for the third quarter of 2013 compared to $2.4 million for the same period in 2012. The increase in GAAP expenses was primarily due to an increase in employee-related costs as a result of new hires mainly in the commercial organization and other commercial and administrative related infrastructure expenses pertaining to the commercialization of RAVICTI and integration of BUPHENYL.

Amortization of Intangible Asset

Amortization of intangible asset was $1.0 million for the three months ended September 30, 2013 and pertains to the amortization expense for the BUPHENYL product rights acquired as part of the BUPHENYL acquisition on May 31, 2013.

Interest Expense

Interest expense decreased by $0.4 million to $0.4 million for the three months ended September 30, 2013, compared to $0.8 million for the three months ended September 30, 2012. This decrease was primarily due to the conversion of the company's convertible notes to common stock upon the closing of its initial public offering in July 2012.

Cash and Cash Equivalents

As of September 30, 2013, Hyperion had cash and cash equivalents of $108.5 million, a decrease of $1.2 million from June 30, 2013.

Conference Call and Webcast

Hyperion's management will discuss the company's financial results and provide a general business update, during its conference call beginning at 4:30 p.m. EST/1:30 p.m. PST today, Tuesday, November 12, 2013.

To access the live teleconference, please dial (877) 847-7188 (U.S.) or (408) 427-3787 (International) and reference the conference ID# 94446159. To access the webcast and replay, please go to the Events & Presentation page on the Investors section of the company's web site at www.hyperiontx.com.

About Hyperion Therapeutics

Hyperion Therapeutics, Inc. is a commercial stage biopharmaceutical company committed to developing and delivering life-changing treatments for orphan diseases and hepatology. The company's first commercial product, RAVICTI® (glycerol phenylbutyrate) Oral Liquid, was approved in February 2013 and is currently being marketed in the United States. The company also owns worldwide rights to BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, which it markets in the U.S. The compound is also marketed internationally through business partners. For more information, please visit www.hyperiontx.com.

For additional Important Safety Information including Warnings and Precautions, Adverse Events, Drug Interactions, and Special Populations, please see full Prescribing Information (PDF) and Medication Guide (PDF) for RAVICTI at http://www.ravicti.com/files/RAVICTI_Prescribing_Information.pdf and for BUPHENYL at http://www.hyperiontx.com/sites/default/files/BUPHENYL_Prescribing_Information.pdf.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Hyperion, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include expectations about future cost of sales for RAVICTI and BUPHENYL. Hyperion undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties relating to the business of the company in general, see Hyperion's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and any subsequent filings with the Securities and Exchange Commission.

Non-GAAP Financial Measures

This press release and the reconciliation table included herein includes the following non-GAAP financial measures: adjusted net income (loss), adjusted net income (loss) – basic and diluted per share, adjusted cost of sales, adjusted operating expense, adjusted research and development expense, adjusted selling, general and administrative expense. A description of the adjusted calculations and reconciliation to the comparable GAAP financial measures is provided in the accompanying table entitled "Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)."

Hyperion management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an on-going basis, and internally for operating, budgeting and financial planning purposes. The items excluded include such items such as non-cash expenses, non-recurring expenses and items that impact comparability to our peers. Hyperion management believes the non-GAAP information is useful for investors by offering the ability to better identify trends in our business and better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that affect the Company. These non-GAAP financial measures are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

Hyperion Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues:
Product revenue, net	$ 15,489	$ —	$ 23,577	$ —

Total revenues	15,489	—	23,577	—

Costs and expenses:
Cost of sales	3,003	—	3,946	—
Research and development	2,468	2,372	6,869	14,012
Selling, general and administrative	8,575	2,386	25,740	6,726
Amortization of intangible asset	991	—	1,320	—

Total costs and expenses	15,037	4,758	37,875	20,738

Income (loss) from operations	452	(4,758)	(14,298)	(20,738)
Interest income	9	3	21	10
Interest expense	(357)	(793)	(1,152)	(3,115)
Gain from settlement of retention option	—	—	31,079	—
Other income (expense) - net	8	618	508	(135)
Net income (loss) per share:	$112	$(4,930)	$16,158	$(23,978)

Basic	$0.01	$(0.44)	$0.84	$(5.83)
Diluted	$0.01	$(0.44)	$0.79	$(5.83)

Weighted average number of shares used to compute net income (loss) per share of common stock:

Basic	20,093,718	11,326,643	19,180,506	4,114,844
Diluted	21,466,649	11,326,643	20,490,692	4,114,844

Hyperion Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2013	2012 (1)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$108,509	$49,853
Accounts receivable, net	6,747	—
Inventories	4,446	—
Prepaid expenses and other current assets	1,228	1,155

Total current assets	120,930	51,008
Property and equipment, net	545	49
Intangible asset, net	15,180	—
Other non-current assets	407	147

Total assets	$137,062	$51,204

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,807	$2,177
Accrued liabilities	7,887	2,540
Notes payable, current portion	5,528	4,348

Total current liabilities	15,222	9,065
Notes payable, net of current portion	3,946	7,750

Total liabilities	19,168	16,815

Stockholders' equity
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	240,731	173,384
Accumulated deficit	(122,839)	(138,997)

Total stockholders' equity	117,894	34,389

Total liabilities and stockholders' equity	$137,062	$51,204

___________________________________
(1)Derived from the audited financial statements, included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 26, 2013.

Hyperion Therapeutics, Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income (loss):
Net Income (loss) GAAP	$ 112	$(4,930)	$ 16,158	$(23,978)
Adjustments:
Gain from settlement of retention option (a)	—	—	(31,079)	—
Release of step-up on acquired BUPHENYL inventory (b)	767	—	973	—
Employee stock-based compensation (c)	1,332	290	3,097	610
Amortization of intangible asset (d)	991	—	1,320	—
Adjusted Net income (loss)	$3,202	$(4,640)	$(9,531)	$(23,368)

Cost of sales:
Cost of sales expense- GAAP	3,003	—	3,946	—
Adjustments:
Release of step-up on acquired BUPHENYL inventory (b)	(767)	—	(973)	—
Employee stock-based compensation (c)	(5)	—	(8)	—
Adjusted Cost of sales	2,231	—	2,965	—

Operating expense (Research and development expense; Selling, general and administrative expense, and amortization of intangible asset expense):
Operating Expense – GAAP	$12,034	$4,758	$33,929	$20,738
Adjustments:
Employee stock-based compensation (c)	(1,327)	(290)	(3,089)	(610)
Amortization of intangible asset (d)	(991)	—	(1,320)	—

Adjusted Operating expenses	$9,716	$4,468	$29,520	$20,128

Research and development expense:
Research and development expense – GAAP	$2,468	$2,372	$6,869	$14,012
Adjustments:
Employee stock-based compensation (c)	(175)	(122)	(410)	(261)

Adjusted Research and development expense	$2,293	$2,250	$6,459	$13,751

Selling, general and administrative expense:
Selling, general and administrative expense – GAAP	$8,575	$2,386	$25,740	$6,726
Adjustments:
Employee stock-based compensation (c)	(1,152)	(168)	(2,679)	(349)

Adjusted Selling, general and administrative expense	$7,423	$2,218	$23,061	$6,377

Adjusted Earnings (loss) per share:
Adjusted Net income (loss)	$3,202	$(4,640)	$(9,531)	$(23,368)
Adjusted Weighted average shares
Basic	20,093,718	11,326,643	19,180,506	4,114,844
Diluted	21,466,649	11,326,643	19,180,506	4,114,844

Adjusted net income (loss) per share
Basic	$0.16	$(0.41)	$(0.50)	$(5.68)
Diluted	$0.15	$(0.41)	$(0.50)	$(5.68)

Hyperion is providing adjusted information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of the company's performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

Explanation of adjustments:

(a) Gain from settlement of retention option: Exclude the one-time gain related to the acquisition of the BUPHENYL product rights.

(b) Release of step-up on acquired BUPHENYL inventory: Excludes the expenses related to the release of step-up of acquired BUPHENYL inventory.

(c) Employee stock-based compensation: Exclude the non-cash employee stock-based compensation.

(d) Amortization of Intangible asset: Exclude the amortization of intangible asset related to the acquisition of the BUPHENYL product rights.

CONTACT: Sylvia Wheeler
         V.P. Investor Relations and Corporate Communications
         650 745 7834